Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations (781) 647-3900

Alere Inc. Announces Hiring of Namal Nawana as Chief Operating Officer

WALTHAM, Mass., December 12, 2012 – Alere Inc. (NYSE: ALR) (the “Company”) announced today the appointment of Namal Nawana as its new Chief Operating Officer, effective December 30, 2012. Mr. Nawana comes to Alere from Johnson & Johnson, where he has spent 15 years in various leadership roles, spanning the fields of engineering, marketing, sales and general management, including in Canada, Europe, the United States and the Asia Pacific region. At Alere, Mr. Nawana will be responsible for all commercial, R&D and operational functions, globally.

Mr. Nawana’s experience before and at Johnson & Johnson has earned him a reputation as a strategist, an innovator and a global operations leader focused on scaling businesses profitably. Most recently, Mr. Nawana served as the Worldwide President of DePuy Synthes Spine, a Johnson & Johnson company, responsible for, among other things, managing all operations globally. Prior to that, he was Area Vice President for Johnson & Johnson Medical’s operations in Australia and New Zealand, Chairman of the DePuy Asia Pacific Franchise Council, General Manager for DePuy Australia and General Manager for Depuy Canada. Through these roles, Mr. Nawana demonstrated a consistent track record of delivering year over year results. During this time, Mr. Nawana was responsible for the planning and integration of numerous significant business acquisitions, and he played a key role in integrating the multi-billion dollar Synthes acquisition.

“Namal’s extensive experience driving improvement and change within a global medical device manufacturer on the scale of DePuy Synthes Spine, and in particular his experience leading complex business integrations, fits perfectly with Alere’s needs as worldwide provider of healthcare solutions which has experienced extraordinary growth through acquisitions,” said Ron Zwanziger, Alere’s Chief Executive Officer. “Namal’s appointment demonstrates our commitment to improving execution at all levels. Just as important, Namal’s visionary leadership and expertise in operational integration will aid Alere in delivering products which not only provide reliable diagnostics but also incorporate connectivity technologies that put patients in touch with caregivers on a real-time basis.”

Mr. Nawana holds an Honours Degree in Mechanical Engineering (1992), a Masters of Medical Science from the University of Adelaide in South Australia (1995), and a MBA from the Henley Business School in the United Kingdom (2000). Additionally, Mr. Nawana achieved Six Sigma Process Excellence Black Belt certification through Johnson and Johnson and also Chartered Professional Engineer qualifications from the Institution of Engineers Australia.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected benefits to Alere of Mr. Nawana’s leadership and expertise. These statements reflect Alere’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors. Alere undertakes no obligation to update any forward-looking statements contained herein.

About Alere Inc.

By developing new capabilities in near-patient diagnosis, monitoring and health management, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on cardiology, infectious disease, toxicology, diabetes, oncology and women’s health. Alere is headquartered in Waltham, Massachusetts.

For additional information on Alere, please visit www.alere.com